[LETTERHEAD]
[DATE]

[METHOD OF DELIVERY]
[NAME AND ADDRESS]

Re: Secondment to Mirion Technologies, Inc.
Dear Loic:
We are writing to confirm the terms and conditions of your temporary assignment (secondment) to Mirion Technologies, Inc., located in Atlanta, Georgia, USA provided that for purposes of this secondment, we have agreed that your home location will be in Florida, USA.
During the secondment, the terms of your Employment Agreement dated February 7, 2019, as first amended on February 3rd, 2022 (collectively, the “French Employment Agreement”) will remain in effect but will be suspended during the period that the Secondment Addendum dated as of the same date of this letter (the “Secondment Addendum”) governs your employment relationship. The terms and conditions of the Secondment Addendum shall be the applicable terms and conditions during your secondment. Accordingly, this Letter Agreement shall not be construed as constituting or creating an employment agreement or contract with you. If this Letter Agreement conflicts with the Secondment Addendum, the Secondment Addendum will supersede this Letter Agreement in all respects. Further, this Letter Agreement does not create a dual, joint, or co-employment relationship between the two companies.
During the secondment, you will be temporarily assigned to perform services for Mirion Technologies, Inc. You will relinquish directors and officer positions you hold with Mirion entities based in Europe (“European Mirion Entities”) and no longer have the authority to enter into, or modify, any contracts or negotiate on behalf of Mirion Technologies (MGPI) SAS and other Mirion European Entities during your secondment.
Your secondment will start as soon as possible after you receive the requisite visa, work permit, or other employment authorization allowing you to, and you enter and start to, work and reside in the U.S.
It is currently anticipated that your secondment is twelve (12) months from the effective date, with the possibility of two (2) additional twelve months terms for a total of thirty-six (36) months however, it may be terminated earlier, as explained below. If your presence in the U.S. is required beyond this anticipated period, it is expected that you will transition to a local employment agreement.
Otherwise, if your secondment (and employment) does not earlier terminate, Mirion Technologies (MGPI) SAS currently intends that, at the end of the secondment period, you will return to your current position under the terms in effect before the secondment, or a similar alternative position if that position no longer exists or is no longer suitable.
During your assignment you will continue to provide services to Mirion Technologies, Inc., on an exclusive and full-time basis, in the capacity of President of the Nuclear and Safety Group. You will continue to report and be managed by Thomas Logan, CEO.
During your assignment, Mirion Technologies, Inc. will be required to process personal data relating to you in order to manage the personal and employment aspects of your assignment, such as administering payroll, benefits, and other services. Your personal data, which you provided to Mirion Technologies, Inc. or that Mirion Technologies, Inc. obtained during the ordinary course of activity, will be processed as necessary for the performance of this Letter Agreement and the Secondment Addendum. By executing this Letter Agreement, you freely and unambiguously consent to exports of your personal data, even to jurisdictions with data law protections not considered "adequate" in the country of your secondment, and expressly authorize the transfer, also in non-European Union countries, of your personal data to Mirion Technologies, Inc., its subsidiaries, affiliates, and parent, as well as third-party providers described above for the purposes listed in this section.
This Letter Agreement is made in Atlanta, Georgia and is to be construed and governed by the laws of the state of Georgia.
Unless specifically provided herein, this Letter Agreement contains all the understandings and representations between the employee and Mirion Technologies, Inc. pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings or agreements. This Letter Agreement cannot be modified or amended without the written consent of both parties.

Very truly yours, Mirion Technologies, Inc.
By:________________ [NAME] [TITLE]
I hereby agree to the terms and conditions of my secondment as described herein, including, without limitation, those incorporated by reference to the Secondment Addendum.

By:_____________ Loic Eloy
Cc: Alison Ulrich, CHRO

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